Exhibit 10.78

English Translation of Chinese Language Agreement

Equity Interest Pledge Agreement

Pledgor: Pypo Holdings (HK) Company Limited, a Hong Kong incorporated holding company whose registered office is at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong. Legal Representative: Kam Yuen. Title: Director. Nationality: People’s Republic of China (“PRC”).

Pledgee: NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGS LANDEN N.V., a Netherland incorporated company having its registered office at Anna van Saksenlaan 71, 2593 HW, The Hague, The Netherlands. The authorized representatives of the Pledgee of this cooperation are T.F.BAKELS, Manager of the Private Equity Department, and S.E.L.LEIJTEN, Manager of Legal Department of Finance Business, both Netherlandar.

The Pledgor and the Pledgee are each hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	The Pledgor and the Pledgee have entered into the Term Facility Agreement dated January 30, 2009, pursuant to which the Pledgee has agreed to make loans of EUR 15,000,000 to the Pledgor (the “Term Facility Agreement”).
2.	BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED is a PRC registered wholly foreign owned company, whose registered office is at South Wing of the Main Building, Building 15, Zhongli, Cuiwei Community, Wanshou Road, Haidian District, Beijing, PRC (“Pypo Beijing”). The Pledgor has wholly contributed and holds the registered capital of Pypo Beijing in the amount of RMB 700,000,000, which represents 100% of the registered capital of Pypo Beijing.
3.	The Pledgor desires to pledge all of its equity interest in Pypo Beijing in favour of the Pledgee to secure the performance of the obligations under the Term Facility Agreement.

NOW THEREFORE, through mutual consultation, the Parties agree to the following with respect to the equity interest pledge by the Pledgor as a security method:

Article 1 The subject matter of this pledge shall be the 100% equity interest of Pypo Beijing held by the Pledgor, representing contributed capital of Pypo Beijing in the amount of RMB 700,000,000, which, as at the date hereof, accounts for 100% of the registered and contributed capital of Pypo Beijing. The creditor’s rights secured by such equity interest pledge shall be EUR15,000,000 (the “Secured Creditor’s Rights”).

Article 2 The term of the equity interest pledge hereunder shall be from the date when the equity interest pledge hereunder is established to the date when the Secured Creditor’s Rights is fully discharged.

Article 3 The Pledgor shall obtain the written consent of the board of directors of Pypo Beijing with respect to the equity interest pledge hereunder and shall apply for approval of such equity interest pledge with the competent approval authorities and register such equity interest pledge with the competent registration authorities. The Pledgee shall make available the loan of EUR 15,000,000 to the Pledgor within 10 days after the equity interest pledge is approved by the competent approval authorities.

Article 4 The Pledgee shall have the right to dispose the equity interest pledged hereunder to the extent permitted by the applicable laws if any of the following occurs, and the proceeds and interests from such disposition shall be first applied to discharge the Secured Creditor’s Rights:

(1)	The Pledgor does not pay the principal, interests and/or other expenses on the due date;
(2)	The Pledgor is announced to be dissolved, liquidated or bankrupt;
(3)	The Pledgor has conducted any other act which has violated any provisions of this agreement and resulted in any losses to the Pledgee.

Article 5 During the term of the pledge hereunder, the Pledgor shall be entitled to all the dividends, interests and other capitals, as well as all the rights associated with the pledged equity interest. All the obligations, liabilities and risks in connection with the pledged equity interest shall also be assumed by the Pledgor.

Article 6 Any amendment or supplement to this agreement between the Parties shall be approved by the competent approval authorities and registered with the competent registration authorities.

Article 7 Any non-performance of this agreement by either Party will constitute the breach of this agreement. The breaching Party shall assume the liabilities for breach of this agreement and compensate any losses incurred by the non-breaching Party. If the Pledgor is in breach of this agreement, to the extent permitted by applicable laws, the Pledgee may auction, sell or transfer the pledged equity interest or any part of it and shall be entitled to apply the proceeds of such auction, sale or transfer to discharge the Secured Creditor’s Rights. After the pledged equity interest has been auctioned, sold or transferred, any portion of the proceeds that exceeds the amount of the Secured Creditor’s Rights shall be owned by the Pledgor and any shortfall shall be repaid by the Pledgor if the proceeds are less than the Secured Creditor’s Rights. If the Pledgee fails to provide the loan of EUR 15,000,000 after 60 days following the date stipulated by Article 3 of this agreement, the Pledgor shall have the right to terminate this agreement and the Pledgee shall, at the request of the Pledgor, execute all legal documents to release the equity interest pledge hereunder and cooperate with the Pledgor to apply for the competent approval authorities’ approval to release such pledge.

Article 8 After the full discharge of the Secured Creditor’s Rights, the Pledgee shall, at the request of the Pledgor, execute all documents and do all other things to release the equity interest pledge hereunder.

Article 9 After the effectiveness of this agreement, all amendment or termination of this agreement shall be made through mutual consultation between the Parties in the form of written agreement. If either Party violates any provisions of this agreement, it shall compensate any and all losses incurred by the other Party therefrom.

Article 10 The governing law of this agreement shall be the PRC law.

Article 11 Both Parties agree that any dispute arising from or relating to this agreement shall be submitted to the competent court of the place where Pypo Beijing resides.

Article 12 This agreement shall become effective upon being duly executed and sealed by both Parties and approved by the competent approval authorities.

[Signature page follows. Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this agreement has been executed by and among the Pledgee, Pledgor and the company on the date first written above.

PLEDGOR	)

)
EXECUTED by	)
its director Fei Dongping	)
PYPO HOLDINGS (HK) COMPANY LIMITED	)	/s/ Fei Dongping

	)	Signature

In the presence of

Signature of witness:	/s/ Gao Min

Name of witness:	Gao Min

PLEDGEE	)

)
EXECUTED by the	)
authorised signator(ies) of	)
NEDERLANDSE FINANCIERINGS- MAATCHAPPIJ VOOR ONTWICKELINGSLANDEN N.V.	)	Manager Private Equity
	)	/s/ T.F. Bakels

	)	Signature(s)

/s/ S.E.L. Leijten

Manager Legal Affairs Finance

In the presence of:

Signature of witness:	/s/ ACBPfaeltzer

Name of witness:	ACBPfaeltzer

THE COMPANY	)

)
EXECUTED by	)
its director Fei Dongping	)
BEIJING PYPO TECHNOLOGY	)
GROUP COMPANY LIMITED	)	/s/ Fei Dongping

	)	Signature

In the presence of

Signature of witness:	/s/ Gao Min

Name of witness:	Gao Min